FOR IMMEDIATE RELEASE

Lincoln Financial Group reports SECOND quarter 2019 results

_______________________________________

Net income EPS of $1.79, up 5%, and adjusted operating EPS of $2.36, up 17%

Net income ROE, including AOCI, of 8.3%, and adjusted operating ROE, excluding AOCI, of 13.6%

BVPS, including AOCI, of $91.92, up 32%; BVPS, excluding AOCI, of $70.32, up 9%

$225 million of capital returned to shareholders through buybacks and dividends

Radnor, PA, July 31, 2019 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the second quarter of 2019 of $363 million, or $1.79 per diluted share available to common stockholders, compared to net income in the second quarter of 2018 of $385 million, or $1.70 per diluted share available to common stockholders. Second quarter adjusted income from operations was $478 million, or $2.36 per diluted share available to common stockholders, compared to $454 million, or $2.02 per diluted share available to common stockholders, in the second quarter of 2018.

“We reported record adjusted operating EPS and an adjusted operating ROE of 13.6%,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Strong sales results contributed to operating revenue growth in every business segment, and we continue to focus on investing in growth, managing expenses, and returning capital to shareholders, all of which will contribute to continued financial success.”

	As of or For the		As of or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2019	2018	2019	2018
Net Income (Loss)	$363	$385	$616	$752
Net Income (Loss) Available to Common Stockholders	363	377	616	742
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.79	1.70	3.01	3.34
Revenues	4,310	4,020	8,275	7,629
Adjusted Income (Loss) from Operations	478	454	919	895
Adjusted Income (Loss) from Operations per Diluted Share Available to Common Stockholders	2.36	2.02	4.50	3.99
Average Diluted Shares	202.9	221.6	204.4	221.9
ROE, Including AOCI (Net Income)	8.3%	9.9%	7.5%	9.3%
Adjusted Operating ROE, Excluding AOCI (Income from Operations)	13.6%	13.1%	13.1%	13.0%
Book Value per Share, Including AOCI	$91.92	$69.85	$91.92	$69.85
Book Value per Share, Excluding AOCI	70.32	64.32	70.32	64.32

Operating Highlights – Second Quarter 2019

•	Total adjusted operating revenues up 10%, as operating revenues increased in all four business segments
•	Adjusted operating EPS of $2.36, up 17% and adjusted operating ROE, excluding AOCI, of 13.6%
•	Total Annuity sales of $3.7 billion, up 22%, with positive net flows of $377 million
•	Retirement Plan Services net flows of $307 million and $1.5 billion over the trailing-twelve months
•	Life Insurance sales of $210 million, up 30%
•	Group Protection after-tax margin of 6.6%

There were no notable items within adjusted income from operations for the current quarter or the prior-year quarter.

Second Quarter 2019 – Segment Results

Annuities

The Annuities segment reported income from operations of $266 million compared to $275 million in the prior-year quarter, primarily driven by a decrease in account values from the Athene reinsurance transaction completed in the fourth quarter of 2018.

Total annuity deposits of $3.7 billion were up 22% from the prior-year quarter. Variable annuity sales were up 13% versus the prior-year quarter and fixed annuity sales were up 46% over the same time period.

Net flows were $377 million in the quarter compared to net outflows of $126 million in the prior-year period. Average account values of $132 billion decreased 4% over the prior-year quarter. Not including the Athene reinsurance transaction completed in the fourth quarter of 2018, there would have been an additional $7.1 billion in-force, and average account values would have increased 1% over the prior-year quarter.

Retirement Plan Services

Retirement Plan Services reported income from operations of $42 million compared to $43 million in the prior-year quarter, primarily driven by continued spread compression, which more than offset an increase in account values.

Total deposits for the quarter of $2.1 billion were down 6% compared to the prior-year quarter driven by a 27% decline in first-year sales, which was partially offset by 6% increase in recurring deposits.

Net flows of $307 million in the quarter, improved sequentially compared to $381 million of outflows in the prior quarter. Average account values of $73 billion were up 6% from the prior-year quarter driven by equity market growth combined with $1.5 billion of net inflows over the trailing twelve months.

Life Insurance

Life Insurance reported income from operations of $168 million, up 12% versus the prior-year quarter.  The increase in earnings is primarily attributable to favorable variable investment income and strong growth in new business, partially offset by unfavorable mortality.

Total Life Insurance sales were $210 million, up 30% from the prior-year quarter driven by double-digit growth in nearly every individual life insurance product line combined with strong executive benefits sales.

Total Life Insurance in-force of $781 billion grew 7% over the prior-year quarter, and average account values of $51 billion increased 4% over the prior-year quarter.

Group Protection

Group Protection income from operations was $68 million in the quarter, up 51% compared to the prior-year period. The increase in earnings was primarily attributable to the acquisition of the Liberty Mutual group benefits business and further improvement in risk results.

Underlying claim results remained favorable, which produced a total loss ratio of 74% in the current quarter. The loss ratio increased year over year due to combining two blocks of business with different loss characteristics.

Group Protection sales of $95 million in the quarter were up modestly over the prior-year quarter as growth in life and disability products were offset by a decline in dental. Employee-paid sales were 46% of total sales in the quarter.

Insurance premiums were $1 billion in the quarter, up 22% from the prior-year period, driven by both the acquisition and continued growth.

Other Operations

Other Operations reported a loss from operations of $66 million versus a loss of $59 million in the prior-year quarter.

Realized Gains and Losses / Impacts to Net Income

Realized gains/losses and impacts to net income (after-tax) in the quarter were predominantly driven by:

•	$68 million in non-economic losses primarily from the accounting associated with our recent modified coinsurance arrangement.
•	A $33 million acquisition and integration expense.
•	A $19 million loss from variable annuity hedge program performance.

Unrealized Gains and Losses

The company reported a net unrealized gain of $8.5 billion, pre-tax, on its available-for-sale securities at June 30, 2019. This compares to a net unrealized gain of $3.0 billion at June 30, 2018, with the year-over-year increase primarily driven by a decline in interest rates.

Capital

The quarter’s average diluted share count of 202.9 million was down 8% from the second quarter of 2018, the result of repurchasing 18.0 million shares of stock at a cost of $1.1 billion since June 30, 2018.

Book Value

As of June 30, 2019, book value per share, including AOCI, of $91.92 increased 32% from a year ago. Book value per share, excluding AOCI, of $70.32 increased 9% from the prior-year period.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income from operations, adjusted operating ROE and BVPS, excluding AOCI, to net income, ROE and BVPS, including AOCI, calculated in accordance with GAAP.

This press release may contain statements that are forward-looking, and actual results may differ materially. Please see the Forward Looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from our current expectations.

For other financial information, please refer to the company’s second quarter 2019 statistical supplement available on its website, www.lfg.com/earnings.

Lincoln Financial Group will discuss the company’s second quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, August 1, 2019. The conference call will be broadcast live through the company website at www.lfg.com/webcast. Please log on at least fifteen minutes prior to the call to register and download any necessary streaming media software. To participate via phone: (866) 394-4575 (U.S./Canada) or (678) 509-7536 (International). Ask for the Lincoln National Conference Call.

A replay of the call will be available by 1:00 p.m. Eastern Time on August 1, 2019 at www.lfg.com/webcast. Audio replay will be available from 1:00 p.m. Eastern Time on August 1, 2019 through 12:00 p.m. Eastern Time on August 8, 2019. To access the re-broadcast, dial: (855) 859-2056 (Domestic) or (404) 537-3406 (International). Enter conference code: 3899623.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $260 billion in assets under management as of June 30, 2019. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, Lincoln was recognized by Forbes as one of the Best Large Employers, Best Employers for Diversity, and Best Employers for Women. Lincoln also earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index. Learn more at: www.LincolnFinancial.com. Follow us on Facebook,  Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Contacts:	Chris Giovanni	Scott Sloat
	(484) 583-1793	(484) 583-1625
	Investor Relations	Media Relations
	InvestorRelations@LFG.com	scott.sloat@LFG.com

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income from operations (adjusted operating income), adjusted operating return on equity, adjusted operating revenues, and adjusted operating EPS better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (AOCI) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this presentation to the most directly comparable GAAP measure may be included in this Appendix to the presentation and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized adjusted income (loss) from operations are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (“ROE”), as used in the presentation, are non-GAAP financial measures and do not replace GAAP net income (loss), revenues and ROE, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:

•	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
o	Sales or disposals and impairments of securities;
o	Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (“gain (loss) on the mark-to-market on certain instruments”);
o	Changes in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders reflected within our variable annuities;
o	Changes in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders reflected within variable annuity net derivative results accounted for at fair value;
o	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results;
o

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value (“indexed annuity forward-starting options”); and

o	Changes in the fair value of equity securities;
•	Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders (“benefit ratio unlocking”);
•	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•	Gains (losses) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations;
•	Acquisition and integration costs related to mergers and acquisitions; and
•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Revenue adjustments from the initial adoption of new accounting standards;
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; and
•	Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

Adjusted Operating Return on Equity

Adjusted operating return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Adjusted income (loss) from operations, excluding notable items, is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	Annuities and Retirement Plan Services – deposits from new and existing customers;
•	MoneyGuard® – 15% of total expected premium deposits;
•	Universal life (UL), indexed universal life (IUL), variable universal life (VUL) – first-year commissionable premiums plus 5% of excess premiums received;
•	Executive Benefits – single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received;
•	Term – 100% of annualized first-year premiums; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Total Revenues	$4,310	$4,020	$8,275	$7,629
Less:
Excluded realized gain (loss)	(161)	(53)	(562)	(89)
Amortization of DFEL on benefit ratio unlocking	1	-	4	(1)
Total Adjusted Operating Revenues	$4,470	$4,073	$8,833	$7,719

Net Income (Loss) Available to Common
Stockholders – Diluted	$363	$377	$616	$742
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(8)	-	(10)
Net Income (Loss)	363	385	616	752
Less:
Excluded realized gain (loss), after-tax	(128)	(41)	(443)	(69)
Benefit ratio unlocking, after-tax	46	7	188	(3)
Net impact from the Tax Cuts and Jobs Act	-	-	-	(13)
Acquisition and integration costs related to mergers
and acquisitions, after-tax	(33)	(35)	(48)	(39)
Gain (loss) on early extinguishment of debt, after-tax	-	-	-	(19)
Adjusted Income (Loss) from Operations	$478	$454	$919	$895

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$1.79	$1.70	$3.01	$3.34
Adjusted income (loss) from operations	2.36	2.02	4.50	3.99

Average Stockholders' Equity
Average equity, including average AOCI	$17,436	$15,581	$16,410	$16,117
Average AOCI	3,394	1,717	2,412	2,384
Average equity, excluding AOCI	14,042	13,864	13,998	13,733
Average goodwill	1,778	1,559	1,779	1,463
Average equity, excluding AOCI and goodwill	$12,264	$12,305	$12,219	$12,270

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	8.3%	9.9%	7.5%	9.3%

Adjusted Operating Return on Equity, Excluding AOCI
Adjusted income (loss) from operations with average equity
including goodwill	13.6%	13.1%	13.1%	13.0%
Adjusted income (loss) from operations with average equity
excluding goodwill	15.6%	14.8%	15.0%	14.6%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of June 30,
	2019	2018
Book value per share, including AOCI	$91.92	$69.85
Per share impact of AOCI	21.60	5.53
Book value per share, excluding AOCI	70.32	64.32

Lincoln National Corporation

Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	June 30,
	2019	2018

Revenues	$4,310	$4,020

Net Income (Loss)	$363	$385
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(8)
Net Income (Loss) Available to Common
Stockholders – Diluted	$363	$377

Earnings (Loss) per Common Share – Basic	$1.80	$1.76
Earnings (Loss) per Common Share – Diluted	1.79	1.70

Average Shares – Basic	201,498,137	217,997,297
Average Shares – Diluted	202,905,913	221,604,586

	For the
	Six Months Ended
	June 30,
	2019	2018

Revenues	$8,275	$7,629

Net Income (Loss)	$616	$752
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(10)
Net Income (Loss) Available to Common
Stockholders – Diluted	$616	$742

Earnings (Loss) per Common Share – Basic	$3.03	$3.45
Earnings (Loss) per Common Share – Diluted	3.01	3.34

Average Shares – Basic	202,886,733	218,182,118
Average Shares – Diluted	204,426,073	221,945,054

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe," "anticipate," "expect," "estimate," "project," "will," "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees; the impact of U.S. Federal tax reform legislation on our business, earnings and capital; and the impact of any “best interest” standards of care adopted by the Securities and Exchange Commission (“SEC”) or other regulations adopted by federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker dealers;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of continuing promulgation and implementation of rules and regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us, the economy and the financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; an acceleration of the net amortization of deferred acquisition costs ("DAC"), value of business acquired ("VOBA"), deferred sales inducements ("DSI") and deferred front-end loads ("DFEL"); and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in accounting principles that may affect our financial statements;
•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios, as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems, or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•

The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including the successful implementation of integration strategies or the achievement of anticipated synergies and operational efficiencies related to an acquisition;

•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries' businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.